EXHIBIT 99.2
Contacts:

Felicia Spagnoli	Justine Alonzo
Media Relations	Investor Relations
Color Kinetics Incorporated	Color Kinetics Incorporated
617-701-2292	617-701-2272
fspagnoli@colorkinetics.com	jalonzo@colorkinetics.com
COLOR KINETICS ANNOUNCES ACQUISITION BY PHILIPS
Intelligent LED lighting pioneer joins global lighting leader
Boston, MA — June 19, 2007 — Color Kinetics Incorporated (NASDAQ: CLRK), a leading innovator of LED lighting systems and technologies, today announced that it has entered into a definitive agreement to be acquired by Royal Philips Electronics (NYSE:PHG, AEX:PHI). Philips will pay $34 per share in cash for all shares and options, or a total consideration of approximately $791 million. The acquisition is subject to customary regulatory approvals and is expected to close in the third quarter of 2007.
Color Kinetics is widely acknowledged as the first to deliver complete, integrated systems for LED-based illumination that have since become a commonly adopted standard. The company has achieved over 15,000 installations, developed critical control and power technologies to enable next-generation systems, amassed a powerful patent portfolio encompassing 71 issued patents to date, licensed its technology in diverse markets beyond the lighting industry, and worked alongside government agencies to promote the advancement of LED lighting as the best long-term choice for energy efficiency. The acquisition by Philips will dramatically fortify the combined company’s reach and efforts to make its technology the de facto platform for intelligent LED lighting worldwide.
Upon close of the transaction:
•	The merged entity will operate under the name Philips Solid-State Lighting Solutions, with intelligent and premium LED product lines ultimately co-branded Philips/Color Kinetics.

•	Philips’ and Color Kinetics’ LED fixtures and Color Kinetics’ OEM modules will be marketed under the co-brand in the United States and Canada by Color Kinetics’ sales force.

•	The merged entity will be headquartered in Burlington, Massachusetts and will become the leading global research & development center of innovation for all LED-based fixture or “luminaire” product lines. The LED luminaire portion of Philips’ existing North American operation in New Jersey will be merged with the Burlington operation.

•	Color Kinetics will cease to be publicly listed on the NASDAQ stock exchange.
“We have long said that LEDs are the future of illumination — not a passing novelty — and we’ve supported that view with unwavering focus on the research and development of new technologies, sales channels, partnerships and industry initiatives to make it a reality. Today we announce our biggest and most significant step towards putting our core technology and IP at the heart of every future application of intelligent LED lighting,” said Bill Sims, President and CEO, Color Kinetics. “We believe that joining Philips, the global lighting leader, is in the best interest of our shareholders, customers, partners, and employees, and that our combined resources will produce the best possible entity to drive the LED lighting revolution forward.”
“This acquisition uniquely positions Philips as a major player in the fast-growing solid-state lighting business with technology, expertise and intellectual property in all parts of the value chain of integrated LED-based lighting solutions,” said Theo van Deursen, Chief Executive of Philips’ Lighting division. “The technological platform obtained through this acquisition will serve as a springboard for Philips to further create sustainable value through making innovative LED lighting solutions widely available. We admire Color Kinetics’ expertise, which they built up in only 10 years of existence, and we will foster the company’s creative and entrepreneurial flair in the future while boosting growth by integrating it into the global lighting leader.”
About Color Kinetics
Celebrating its 10th anniversary this year, Color Kinetics Incorporated (NASDAQ: CLRK) transforms environments through new, dynamic uses of light. Its award-winning lighting systems and technologies apply the benefits of LEDs as a highly efficient, long lasting, environmentally friendly, and inherently digital source of illumination — reinventing light itself as a highly controllable medium. Color Kinetics also enables widespread adoption of LED lighting through OEM and licensing partnerships in diverse markets. The company is headquartered in Boston, MA with offices in the UK and China. More information is available at http://www.colorkinetics.com.
Forward-looking statements
This release contains certain forward-looking statements with respect to Color Kinetics and the proposed transaction, the expected timetable for completing the transaction, Color Kinetics’ financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and other statements about Color Kinetics management’s future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans”, anticipates,” “expects,” estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the Color Kinetics shareholders could fail to approve the transaction; regulatory approvals might not be obtained; and the other factors described in Color Kinetics’ Annual Report on Form 10-K for the year ended December 31, 2006 and its most recent quarterly report filed with the SEC. Color Kinetics disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
Color Kinetics intends to mail to its stockholders and file with the Securities and Exchange Commission (the “SEC”) a Proxy Statement in connection with the proposed transaction, and to file other relevant materials with the SEC. The Proxy Statement and other materials filed with the SEC will contain important information about Color Kinetics, Philips, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Color Kinetics and Philips through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Color Kinetics by contacting Justine Alonzo, Investor Relations Manager, Color Kinetics Incorporated at 617-701-2272 or on Color Kinetics’ web site at www.colorkinetics.com.
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©2007 Color Kinetics Incorporated. Color Kinetics is a registered trademark and the Color Kinetics logo is a trademark of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.